EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 12, 2009

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM TO INCREASE LOAN LOSS PROVISION
FOR SECOND QUARTER 2009

Business Fundamentals Remain Strong; Company is Very Well-Capitalized, with Strong Liquidity and Excellent Core Deposit Base

TACOMA, Washington, June 12, 2009 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced that based on current information available to management, it expects to make a provision for loan losses of approximately $21 million for the second quarter of 2009. The comparatively high provision is due to the continued decline in real estate values resulting from the adverse economic environment.  Given the anticipated loan loss provision expense, management presently expects a loss per diluted common share within the range of ($0.37) and ($0.43) for the second quarter 2009.

The comparatively high provision is primarily due to two factors.  First, the adverse economic environment has resulted in a continued decline in residential real estate values, particularly relating to residential land, lots and lot development loans.  A significant portion of the current quarter provision expense is related to previously disclosed nonperforming residential construction loans. Columbia’s process for executing the workout plans for these loans involves periodically obtaining updated appraisals. The additional provision expense is a result of updated appraisal values and ongoing progress towards bringing these problem loans to a resolution.   The second primary contributor to Columbia’s provision for loan losses during the second quarter 2009 is related to a single nonperforming commercial real estate construction loan.  The project is a retail strip mall located in the Puget Sound region. Retail related businesses have been particularly hard hit by the recession; while construction is complete, the project has been unable to achieve full occupancy.

Also impacting earnings will be the accrual of $1.4 million in the second quarter 2009 for the special assessment imposed by the Federal Deposit Insurance Corporation (FDIC) on all insured depository institutions.  The special assessment, which will be collected September 30, 2009, is part of the FDIC’s efforts to rebuild the Deposit Insurance Fund and help maintain public confidence in the banking system.

“Our decision to increase our provision is a necessary step during the prolonged weakness in the for-sale housing industry,” said Melanie Dressel, President and Chief Executive Officer.  “Our customers and the communities we serve continue to face unprecedented challenges in this difficult economy, resulting in negative trends in credit quality. Home values and residential land and lot developments have struggled to maintain values, which have steadily declined throughout 2008 and the first half of 2009.   As always, we are aggressively managing our nonperforming assets and diligently addressing our credit challenges.”

Ms. Dressel continued, “We remain very well capitalized, with a total risk-based capital ratio of 14.47% at March 31, 2009, enhancing our ability to lend and increasing our flexibility to pursue strategic opportunities which may arise due to market disruptions resulting from the challenging economy .  Our liquidity remains strong as well at 35%, which translates into over $1 billion of available funding to meet the needs of our customers and for the general operation of our bank.  Our core deposits, which result from the solid relationships we have built with our customers, represent a healthy 80% of our total deposits.”

To illustrate the continued earnings capacity of the Company, the table below reflects the trend of Columbia’s adjusted pre-tax income, a non-GAAP financial measure.  Management is presenting this non-GAAP financial measure in this release because we believe it provides useful and comparative information to assess operational trends.

	Three Months Ended
	June 30	Mar 31	Dec 31	Sept 30	Jun 30
(Dollars in thousands)	2009 (Pro Forma)	2009	2008	2008	2008
Pre-tax GAAP income	$(11,019)	$696	$590	$(15,244)	$862
Add items adversely affected by economic circumstances:
Provision for loan and lease losses	21,000	11,000	13,250	10,500	15,350
Regulatory special assessments	1,400	- -	- -	- -	- -
Interest reversals related to nonperforming loans	601	625	506	355	335
Impairment on investment securities	- -	- -	1,024	18,517	- -
Less nonrecurring income items:
Visa / MasterCard share activity	- -	- -	(402)	- -	(1,066)
BOLI life insurance proceeds	- -	- -	- -	- -	(612)
Adjusted pre-tax income excluding loan losses and certain items*	$11,982	$12,321	$14,968	$14,128	$14,869
* A Non-GAAP Financial Measure

Ms. Dressel commented, “Our business fundamentals remain sound, positioning us well to continue to manage through this challenging economic cycle.    As the table illustrates, once the economy stabilizes and our provision expense moderates, our business model generates earnings capable of supporting our long-term strategic growth objectives.”  For the second quarter of 2009, adjusted pre-tax income (a non-GAAP financial measure which removes the effect of nonrecurring items as well as loan loss and special regulatory assessment expenses) is projected to decline $2.9 million from the second quarter of 2008.  A decline in net interest income is projected to represent approximately 60% of the period to period change, while increased legal and collection expenses are projected to account for another 20% of the variance.

Ms. Dressel added that Columbia’s loan portfolio is highly diverse, with less than 11 percent of the total portfolio in real estate construction-related loans, of which approximately 9 percent is in the for-sale housing segment.

Columbia expects to report that nonperforming assets will total $130 million to $140 million at June 30, 2009, compared with $121.7 million at March 31, 2009.   Ms. Dressel commented, “We are continuing to work with our customers to resolve these issues as quickly as possible; however, given the nature of these types of projects, it is unlikely they will be resolved in the immediate future.  It is reasonable, therefore, to expect our provision for loan losses for the balance of the year to remain at elevated levels compared with historical periods.  However, we are encouraged to see an increase in housing unit sales and other signs the economy is beginning to recover.”

Ms. Dressel continued, “Based on the fundamentals of our business over our 16-year history, including our emphasis on gathering core deposits, our diversified loan portfolio and our strong capital position, we remain positive about the future.  We will stay the course with good, fundamental banking.”

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was selected by Washington CEO magazine as one of 2008’s “Washington’s Best 100 Companies to Work For”. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 50 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.
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Note Regarding Forward-Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy.  The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements.   Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.